Exhibit 21.1

Subsidiaries of FriendFinder Networks Inc.

Name	Jurisdiction of Incorporation
Big Island Technology Group, Inc.	California
Confirm ID, Inc.	California
Danni Ashe, Inc.	California
Fastcupid, Inc.	California
FriendFinder California Inc.	California
FriendFinder GmbH	Germany
FriendFinder Processing (India) Private Ltd.	India
FriendFinder Processing, Ltd.	St. Kitts
FriendFinder United Kingdom Ltd.	United Kingdom
FRNK Technology Group	California
General Media Art Holding, Inc.	Delaware
General Media Communications, Inc.	New York
General Media Entertainment, Inc.	New York
General Media UK Ltd.	United Kingdom
Global Alphabet, Inc.	California
GMCI Internet Operations, Inc.	New York
GMI Online Ventures Ltd.	Delaware
Interactive Network, Inc.	Nevada
Medley.com Incorporated	California
Penthouse Clubs International Establishment	Lichtenstein
Penthouse Digital Media Productions Inc.	New York
Penthouse Financial Services N.V.	Netherlands Antilles
Penthouse Images Acquisitions, Ltd.	New York
PMGI Holdings Inc.	Delaware
PPM Technology Group, Inc.	California
Pure Entertainment Telecommunications, Inc.	New York
Sharkfish, Inc.	California
Snapshot Productions, LLC	Texas
Streamray (England and Wales)	United Kingdom
Streamray Inc.	Nevada
Streamray Inc. (St. Kitts)	St. Kitts
Traffic Cat, Inc.	California
Transbloom, Inc.	California
Various, Inc.	California
Video Bliss, Inc.	California
West Coast Facilities Inc.	California